Exhibit 10.1

FIRST AMENDMENT

TO

RESTRICTED STOCK AGREEMENT

This First Amendment to Restricted Stock Agreement (this “Amendment”) is entered into and effective as of the 27th day of May, 2004, by and between Kelly R. Ginn, a resident of the State of Texas (“Grantee”), and NCI Building Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties to this Amendment have entered into that certain Restricted Stock Agreement, dated August 28, 2003 (the “Agreement”), pursuant to which the Company awarded to Grantee a special, long-term grant of restricted stock; and

WHEREAS, the parties desire to extend the Agreement as herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto hereby approve and adopt this Amendment and mutually covenant and agree with each other as follows:

1. Section 4 of the Agreement shall be amended in its entirety as follows:

“4. Conditions of Forfeiture.

(a) Upon the date of termination of Grantee’s Continuous Service (the “Termination Date”):

(i) by the Company for Cause (as hereinafter defined) or by Grantee’s voluntary resignation without Good Reason (as herein after defined) before all of the Awarded Shares become Vested Awarded Shares, all Unvested Awarded Shares as of the Termination Date shall, without further action of any kind by the Company or Grantee, be forfeited; or

(ii) by the Company without Cause or by Grantee’s voluntary resignation with Good Reason before all of the Awarded Shares become Vested Awarded Shares, on the Termination Date, four and thirty-five hundredths percent (4.35%) of the Unvested Awarded Shares shall vest for each twelve-month period of Grantee’s Continuous Service completed since the Grant Date, and the remainder of the Unvested Awarded Shares as of the Termination Date shall, without further action of any kind by the Company or Grantee, be forfeited.

(b) All Unvested Awarded Shares that are forfeited pursuant to the terms of this Agreement shall be deemed to be immediately transferred to the Company without any payment by the Company or action by Grantee, and the Company shall have the full right to cancel any evidence of Grantee’s ownership of such forfeited Unvested Awarded Shares and to take any other action necessary to demonstrate that Grantee no longer owns such forfeited Unvested Awarded Shares automatically upon such forfeiture. Following such forfeiture, Grantee shall have no further rights with respect to such forfeited Unvested Awarded Shares. Grantee, by his acceptance of the Award granted pursuant to this Agreement, irrevocably grants to the Company a power of attorney to transfer Unvested Awarded Shares that are forfeited to the Company and agrees to execute any documents requested by the Company, including but not limited to one or more stock assignments separate from the certificate substantially in the form of Exhibit B hereto, to facilitate such transfer upon forfeiture. The provisions of this Agreement regarding transfers of Unvested Awarded Shares that are forfeited shall be specifically performable by the Company in a court of equity or law.

(c) Notwithstanding anything to the contrary in this Agreement, the Unvested Awarded Shares shall become vested (i) on the death of Grantee during Grantee’s Continuous Service; (ii) if the Grantee suffers a Disability during Grantee’s Continuous Service; or (iii) in accordance with the provisions of Section 12(b) of the Plan relating to a Change in Control.

(d) For purposes of the this Agreement, “Cause” means:

(i) Grantee’s failure or inability for any reason to devote substantially all of his business time and effort to the performance of his duties and responsibilities to NCI Group, L.P. (“NCI Group”), the Company and their affiliates (vacation time and absence due to sickness or disability being excepted herefrom) and such failure or inability continues for a period of thirty (30) days after written notice by NCI Group or the Company of the existence of such failure or inability; provided, however. that only one such notice by NCI Group or the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required;

(ii) indictment for, or conviction of, or plea of nolo contendere to, a felony, other than a felony involving the operation of a motor vehicle which does not result in serious bodily harm to any person;

(iii) disregard or failure to use commercially reasonable efforts to carry out the reasonable and lawful instructions of the Board of Directors of the Company, or a material violation of policies established by NCI Group or the Company, with respect to the operation of its business and affairs that continues for a period of thirty (30) days after written notice by NCI Group or the Company of the existence of such violation, disregard or failure; provided, however, that only one such notice by NCI Group or the Company need be sent and, if such violation, disregard or failure re-occurs thereafter, no further notice and opportunity to cure such violation, disregard or failure shall be required;

(iv) an act committed by Grantee which (A) brings NCI Group or the Company into public disgrace, or (B) harms the business operations of NCI Group or the Company; provided, however, that the Board of Directors of the Company or the Chainman of the Board must first provide to Grantee written notice clearly and fully describing the particular acts or omissions which the Board or the Chainman of the Board reasonably believes in good faith constitutes Cause under this subsection and an opportunity, within thirty (30) days following his receipt of such notice, to meet in person with the Board of Directors or the Chainman of the Board to explain or defend the alleged acts or omissions relied upon by the Board of Directors and, to the extent practicable, to cure such acts or omissions;

(v) habitual insobriety or illegal use of controlled substances by Grantee; or

(vi) breach or failure by Grantee to comply in any material respect with the Company’s Corporate Governance Guidelines or Code of Business Conduct and Ethics (as the same may be amended, restated. extended, supplemented or otherwise modified in writing from time to time in the sole discretion of the Board of Directors of the Company) that is not cured within thirty (30) days after written notice by NCI Group or the Company of the breach or failure to perform; provided, however, that only one such notice by NCI Group or the Company need be sent and, if such breach or failure re-occurs thereafter, no further notice and opportunity to cure such breach or failure shall be required.

For purposes of this Agreement, any termination of Grantee’s employment for Cause shall be effective only upon delivery to Grantee of a certified copy of a resolution of the Board of Directors of the Company, adopted by the affinitive vote of a majority of the entire membership of the Board of Directors (excluding Grantee) following a meeting at which Grantee was given an opportunity to be heard on at least five business days’ advance notice, finding that Grantee was guilty of the conduct constituting Cause, and specifying the particulars thereof.

(e) For purposes of this Agreement, “Good Reason” means any of the following events that occurs without the Grantee’s prior written consent:

(i) (A) Any reduction in the amount of the Grantee’s then current base salary in excess of ten percent (10%) in any twelve month period, or below his now current base salary, (B) any material reduction in the aggregate amount of cash bonuses and other cash incentive compensation that Grantee has an opportunity to earn under the various bonus and inventive programs of the Company and NCI Group, or (C) any material reduction in the aggregate employee benefits as in effect for the benefit of Grantee from time to time (unless such reduction is pursuant to a general change in compensation or benefits applicable to all similarly situated employees of the Company and its affiliates); or

(ii) (A) the removal of or failure to elect or appoint Grantee to an executive officer position with the Company (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended from time to time), or (B) any material reduction in the nature or status of the Grantee’s authority or in his duties or responsibilities;

provided, however, that no act or omission shall constitute “Good Reason” for purposes of this Agreement unless Grantee provides to the Board of Directors of the Company or the Chairman of the Board a written notice clearly and fully describing the particular acts or omissions which Grantee reasonably believes in good faith constitutes “Good Reason”, and an opportunity, within thirty (30) days following its receipt of such notice, to cure such acts or omissions.”

2. Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3. Unless otherwise indicated, all capitalized terms used in this Amendment, including the above preambles, shall have the same meanings ascribed to those terms in the Agreement.

4. Any reference in the Agreement to the “Agreement” shall refer to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have duly executed this Amendment of the date first above written.

/s/ Kelly R. Ginn
Kelly R. Ginn

NCI BUILDING SYSTEMS, INC.

By:	/s/ Robert J. Medlock
Robert J. Medlock,
Executive Vice President and
Chief Financial Officer

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